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                                                                      EXHIBIT 23


                              ACCOUNTANTS' CONSENT


The Board of Directors
Logan's Roadhouse, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-48015 on Form S-8) of Logan's Roadhouse, Inc. of our report dated January 30, 1998, relating to the balance sheets of Logan's Roadhouse, Inc. as of December 28, 1997 and December 29, 1996, and the related statements of earnings, partners' and shareholders' equity, and cash flows for each of the years in the three-year period ended December 28, 1997, which report appears in the December 28, 1997 annual report on Form 10-K of Logan's Roadhouse, Inc.


                                         /s/ KPMG Peat Marwick LLP
                                             KPMG PEAT MARWICK LLP


Nashville, Tennessee
March 26, 1998